SCHEDULE 14C
(Rule 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934 (Amendment No.      )

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Dobson Communications Corporation

(Name of Registrant As Specified In Its Charter)

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DOBSON COMMUNICATIONS CORPORATION

14201 Wireless Way
Oklahoma City, Oklahoma 73134

To the Stockholders of Dobson Communications Corporation:

      Dobson Communications Corporation hereby gives notice to its stockholders that it has received written consent from a stockholder holding a sufficient amount of its outstanding voting stock to approve an amendment to its Certificate of Incorporation. This Information Statement contains information about the amendment to Dobson’s Certificate of Incorporation. The text of the amendment is attached as Appendix A.

      As of July 31, 2003, the record date for shares entitled to notice of the amendment to our Certificate of Incorporation, 67,848,892 shares of our Class A common stock were outstanding and 22,426,544 shares of our Class B common stock were outstanding. The amendment to our Certificate of Incorporation requires the approval of the holders of at least 66 2/3% of the issued and outstanding shares of our Class A common stock and Class B common stock, voting together as a single class and requires approval of the holders of a majority of the issued and outstanding shares of our Class B common stock, voting as a separate class.

      We have received approval of the amendment from a stockholder who holds shares of our Class A common stock and Class B common stock representing more than 66 2/3% of the total combined voting power of our voting stock, and shares of our Class B common stock representing a majority of the issued and outstanding shares of our Class B common stock. No additional stockholder approval is required; however, federal securities laws require that we deliver this Information Statement to our stockholders prior to effecting the amendment to our Certificate of Incorporation. We have also received all third party consents required to amend the Certificate of Incorporation.

      The stockholder written consent approving the amendment to our Certificate of Incorporation will become effective 20 days following the date on which this Information Statement was mailed to our stockholders, which date was on or near the date that appears below. The amendment to our Certificate of Incorporation will be effective immediately upon filing with the Oklahoma Secretary of State, which we will file as soon as practicable after the stockholder written consent becomes effective. No stockholder meeting will be held in connection with the matters discussed in this Information Statement. We are not asking you for a proxy and you are requested not to send us a proxy.

      Thank you for your continued interest in Dobson Communications Corporation.

Very truly yours,

EVERETT R. DOBSON
Chairman, President and
Chief Executive Officer

September 5, 2003

DOBSON COMMUNICATIONS CORPORATION

14201 Wireless Way
Oklahoma City, Oklahoma 73134

INFORMATION STATEMENT

September 5, 2003

APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION

Background

      Dobson Communications Corporation (which is sometimes referred to in this Information Statement as “Dobson,” “we” or “us”) recently participated in the restructuring of the indebtedness and equity ownership of our affiliate, American Cellular Corporation, a Delaware corporation, pursuant to which we, among other things, issued shares of our Class A common stock, par value $0.001, and shares of our Series F Convertible Preferred Stock, par value $1.00, to certain persons (the “Noteholders”) who, immediately prior to the restructuring, held American Cellular 9 1/2% Senior Subordinated Notes due 2009 (the “Notes”).

Designation of Two New Directors

      In connection with restructuring American Cellular’s debt, we agreed to appoint two nominees selected by the Noteholders entitled to do so to our Board of Directors. Upon delivery of written notice to us of the selection of the two nominees by these Noteholders, one nominee will promptly be appointed to our class of directors with a two-year term remaining (until 2005) and one nominee will promptly be appointed to the class of directors with a three-year term remaining (until 2006).

      Also in connection with the restructuring, we agreed to amend our Certificate of Incorporation as specified in Appendix A to provide, among other things, that, at the end of the initial terms on our Board of Directors of the two directors selected by the Noteholders, the vacancies thus created would be filled by a vote of the holders of our Class A common stock voting as a separate class. We also agreed that, until the amendment to our Certificate of Incorporation is in effect, if a director selected by the Noteholders is to be elected, we will cause a designee of the holders of our Class A common stock, voting as a separate class, to be included in the slate of nominees recommended by our board of directors to our stockholders for election as a director and to use our reasonable best efforts to cause the election of this designee, including using our best efforts to cause our officers who hold proxies (unless otherwise directed by the stockholder submitting the proxy) to vote these proxies in favor of the election of this designee. In addition, Dobson CC Limited Partnership, our controlling stockholder (which we refer to as DCCLP), agreed that, until the amendment to our Certificate of Incorporation is in effect, if a director selected by the Noteholders is to be elected, it will cause the Dobson Group (the members of which are identified under “— Amendment to Certificate of Incorporation”) to vote all then-outstanding shares of our Class A common stock and Class B common stock that they beneficially own or control in favor of this designee. During any time that the holders of our Class A common stock, voting as a separate class, have the right to elect or designate two directors on our Board, at least one member of our audit committee and one member of our compensation committee must be a director elected or designated by the holders of our Class A common stock.

Amendment to Certificate of Incorporation

      The amendment to our Certificate of Incorporation is attached to this Information Statement as Appendix A. The following is a summary of the terms of the amendment.

      Our Board of Directors is divided into three classes, currently with terms that expire in 2004, 2005 and 2006. Pursuant to the amendment to our Certificate of Incorporation, the three classes of directors are designated as Class I, Class II and Class III, respectively. Immediately upon filing the amendment to the Certificate of Incorporation, our Board of Directors will designate one director selected by the Noteholders as a Class II director and one as a Class III director, and each will be referred to as a “Director Designated by Class A Holders.”

      Upon the amendment to our Certificate of Incorporation becoming effective, at each annual meeting of stockholders at which the term of a Director Designated by Class A Holders is scheduled to expire, beginning with the annual meeting of stockholders in 2005, the successor to the Director Designated by Class A Holders whose term is scheduled to expire at such meeting will be elected by the holders of our Class A common stock, voting as a separate class, and the person who receives the highest number of votes by the holders of our Class A common stock, voting as a separate class, will be deemed to have been elected. In the event of a vacancy created by the death, resignation or removal of a Director Designated by Class A Holders, the remaining Director Designated by Class A Holders will appoint an interim Director Designated by Class A Holders to serve until the next annual meeting of stockholders, at which time a new Director Designated by Class A Holders shall be elected by vote of the holders of our Class A common stock, voting as a separate class, to serve for the remainder of the vacated term. In the event of vacancies at the same time of both of the positions of the Directors Designated by Class A Holders, the Board of Directors will call and hold a special meeting of stockholders as soon as practicable, at which time two new Directors Designated by Class A Holders will be elected by the holders of our Class A common stock, voting as a separate class, to serve the remainder of the vacated terms.

      At any time after the annual meeting of stockholders in 2006, the right of the holders of our Class A common stock to elect the Directors Designated by Class A Holders and to fill any vacancy created by the death, resignation or removal of a Director Designated by Class A Holders will terminate upon the occurrence of the later to occur of either of the following events: (i) the outstanding shares of our Class B common stock represent less than 25% of the total combined voting power of our voting stock and (ii) the outstanding shares of our Class A common stock and Class B common stock beneficially owned by the Dobson Family, DCCLP, and their respective affiliates (collectively, the “Dobson Group”), together with any person(s) with whom any such member of the Dobson Group has or enters into a voting or similar agreement or forms a “group” as used in Section 13(d) of the Securities Exchange Act of 1934, as amended, represent less than 25% of the total combined voting power of our voting stock for a period of 90 consecutive days.

      For purposes of the amendment to the Certificate of Incorporation, the term “Dobson Family” means (i) each of Russell L. Dobson, Everett R. Dobson, Stephen T. Dobson, (ii) each such person’s spouse and (iii) any parent or grandparent and any lineal descendant (including any adopted child) of any parent or grandparent of such person or of his spouse.

Stockholder Written Consent

      Articles VIII and V of our Certificate of Incorporation provides that certain amendments to our Certificate of Incorporation will require the affirmative vote of the holders of at least 66 2/3% of the issued and outstanding shares of our Class A common stock and Class B common stock having voting power, voting together as a single class, and the affirmative vote of the holders of a majority of the issued and outstanding shares of our Class B common stock, voting as a separate class. We have received approval of the amendment to our Certificate of Incorporation pursuant to the written consent of DCCLP, which owns shares of our Class A and Class B common stock representing approximately 67% of the total combined voting power of our Class A and Class B common stock, and shares of our Class B common stock representing approximately 85% of our issued and outstanding shares of Class B common stock. As a result of the written consent of DCCLP, no additional stockholder approval is required in order to effectuate the amendment described in this Information Statement.

Effective Date of Amendment

      The amendment to our Certificate of Incorporation will be effective immediately upon filing with the Oklahoma Secretary of State, which we anticipate filing. as soon as practicable after the stockholder written consent becomes effective. The stockholder consent will be effective approximately 20 days from the date of this Information Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table provides information concerning beneficial ownership of each Class of our common stock as of August 26, 2003 and as adjusted to reflect the issuance of 44,166,583 shares of our Class A common stock as exchange consideration and fees payable in connection with the restructuring of American Cellular Corporation and 14,004,068 shares of our Class A common stock issuable upon conversion of the 686,201 shares of our convertible preferred stock issued as exchange consideration and fees in the restructuring of American Cellular, held by:

•	Each person or group of affiliated persons known by us to beneficially own more than 5% of any voting Class of our stock;

•	Each of our directors;

•	Our chief executive officer and each of our four other most highly compensated executive officers; and

•	All of our directors, director nominees and executive officers as a group.

      The number of shares of common stock outstanding for each listed person includes any shares the individual has the right to acquire within 60 days after August 26, 2003. For purposes of calculating each person’s or group’s percentage ownership, stock options exercisable within 60 days are included for that person or group, but not for the stock ownership of any other person or group. The information in the following table is based on the information provided to us by the persons and entities described below.

	Class A		Class B
	Common Stock(1)		Common Stock

	Number of		Number of		Percent	Percent
	Shares		Shares		of Total	of Total
Name and Address of	Beneficially	Percent	Beneficially	Percent	Economic	Voting
Beneficial Owner	Owned	of Class	Owned	of Class	Interest	Power(2)

Everett R. Dobson(3)	2,250,000	2.0%	19,066,540	85.0%	14.4%	55.2%
14201 Wireless Way
Oklahoma City, OK 73134
Russell L. Dobson(4)	12,500	*	351,481	1.6%	*	1.0%
14201 Wireless Way
Oklahoma City, OK 73134
Stephen T. Dobson(5)	2,012,500	1.8%	19,066,540	85.0%	14.3%	55.1%
14201 Wireless Way
Oklahoma City, OK 73134
Bruce R. Knooihuizen(6)	387,382	*	—	—	*	*
14201 Wireless Way
Oklahoma City, OK 73134
Douglas B. Stephens(7)	92,535	*	—	—	*	*
14201 Wireless Way
Oklahoma City, OK 73134
Timothy J. Duffy(8)	97,598	*	—	—	*	*
14201 Wireless Way
Oklahoma City, OK 73134
R. Thomas Morgan(9)	84,391	*	—	—	*	*
14201 Wireless Way
Oklahoma City, OK 73134

	Class A		Class B
	Common Stock(1)		Common Stock

	Number of		Number of		Percent	Percent
	Shares		Shares		of Total	of Total
Name and Address of	Beneficially	Percent	Beneficially	Percent	Economic	Voting
Beneficial Owner	Owned	of Class	Owned	of Class	Interest	Power(2)

Richard D. Sewell, Jr(10)	157,458	*	—	—	*	*
14201 Wireless Way
Oklahoma City, OK 73134
Fred J. Hall(11)	25,000	*	—	—	*	*
123 South Hudson
Oklahoma City, OK 73102
Justin L. Jaschke(12)	119,452	*	—	—	*	*
5616 South Ivy Court
Greenwood Village, CO 80111
Albert H. Pharis, Jr.(13)	98,062	*	—	—	*	*
7024 A1A South
St. Augustine, FL 32080
Dobson CC Limited Partnership(14)	2,000,000	1.8%	19,066,540	85.0%	14.3%	55.1%
14201 Wireless Way
Oklahoma City, OK 73134
Bank of America Corporation(15)	28,985,001	26.1%	—	—	19.6%	8.3%
100 North Tryon Street
Charlotte, NC 28255
Capital Research & Management Company(16)	17,601,656	15.8%	—	—	11.9%	5.0%
333 South Hope Street, 55th Floor
Los Angeles CA 90071
AT&T Wireless Services, Inc.	1,500,000	1.3%	3,008,523	13.4%	3.1%	9.0%
7277 164th Avenue
N.E., Building 1
Redmond, WA 98052
All directors and executive officers as a group (11 persons)(17)	3,336,878	3.0%	19,418,021	86.6%	15.4%	56.5%

*	less than 1%.

(1)	The number of shares of our Class A common stock includes shares of Class A common stock issuable upon the assumed conversion of shares of our Class C and Class D common stock issued or issuable upon the exercise of options which can be exercised within 60 days of August 26, 2003. Each outstanding share of our Class B common stock is immediately convertible into one share of our Class A common stock. Each outstanding share of our Class C common stock and Class D common stock is or, when issued upon the exercise of stock options, will be convertible into 111.44 shares of our Class A common stock. The number of shares of Class A common stock does not include the shares of Class A common stock issuable upon conversion of the outstanding shares of Class B common stock.

(2)	In calculating the percent of total voting power, the voting power of shares of Class A common stock and the Class B common stock is aggregated. The Class A common stock and the Class B common stock vote together as a single Class on all matters submitted to a vote of shareholders, except as required by law. Each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to ten votes, except that each share of Class B common stock is entitled to only one vote with respect to any “going private” transaction.

(3)	Includes 2,000,000 shares of Class A common stock and 19,066,540 shares of Class B common stock held by Dobson CC Limited Partnership. As the president, one of two directors and sole shareholder of

RLD, Inc., the general partner of that partnership, Everett R. Dobson has voting and investment power with respect to such shares. Includes options to purchase an aggregate of 250,000 shares of Class A common stock, which options may be exercised within 60 days of August 26, 2003. Includes 2,000,000 shares of Class A common stock subject to an option to purchase by Lehman Brothers Holdings, Inc.

(4)	Represents options to purchase an aggregate of 12,500 shares of Class A common stock, which options may be exercised within 60 days of August 26, 2003.

(5)	Includes 2,000,000 shares of Class A common stock and 19,066,540 shares of Class B common stock held by Dobson CC Limited Partnership. As one of two directors of RLD, Inc., the general partner of that partnership, Stephen T. Dobson shares voting and investment power with respect to such shares. Includes options to purchase an aggregate of 12,500 shares of Class A common stock, which options may be exercised within 60 days of August 26, 2003. Includes 2,000,000 shares of Class A common stock subject to an option to purchase by Lehman Brothers Holdings, Inc.

(6)	Includes shares of Class C common stock and Class D common stock issued and issuable upon the exercise of stock options issued pursuant to our stock option plans, and the assumed conversion of each share of Class C common stock and Class D common stock into 111.44 shares of Class A common stock. Includes 317,197 shares of Class A common stock issuable upon the exercise of options, which options may be exercised within 60 days of August 26, 2003.

(7)	Includes options to purchase an aggregate of 78,837 shares of our Class A common stock, which options may be exercised within 60 days of August 26, 2003.

(8)	Includes options to purchase an aggregate of 84,114 shares of our Class A common stock, which options may be exercised within 60 days of August 26, 2003.

(9)	Includes options to purchase an aggregate of 49,744 shares of our Class A common stock, which options may be exercised within 60 days of August 26, 2003.

(10)	Includes options to purchase an aggregate of 88,183 shares of our Class A common stock, which options may be exercised within 60 days of August 26, 2003.

(11)	Includes options to purchase an aggregate of 12,500 shares of our Class A common stock, which options may be exercised within 60 days of August 26, 2003.

(12)	Includes options to purchase an aggregate of 55,263 shares of our Class A common stock, which options may be exercised within 60 days of August 26, 2003.

(13)	Includes options to purchase an aggregate of 76,666 shares of our Class A common stock, which options may be exercised within 60 days of August 26, 2003.

(14)	These shares are also included in this table as beneficially owned by Everett and Stephen Dobson.

(15)	Includes options to purchase an aggregate of 400,000 shares of our Class A common stock, which options may be exercised within 60 days of August 26, 2003.

(16)	Capital Research and Management Company acts as investment advisor, registered under Section 203 of the Investment Advisors Act, to each of the record holders of the shares of common stock, (i) American High Income Trust, which owns 5,754,785 shares of Class A common stock and 89,410 shares of Series F preferred stock, which is currently convertible into 1,824,689 shares of Class A common stock, (ii) The Bond Fund of America which owns 2,432,959 shares of Class A common stock and 37,800 shares of Series F preferred stock, which is currently convertible into 771,427 shares of Class A common stock, (iii) The Income Fund of America, which owns 3,480,483 shares of Class A common stock and 54,075 shares of Series F preferred stock, which is currently convertible into 1,103,568 shares of Class A Common Stock, (iv) Capital World Growth and Income Fund, which owns 1,287,280 shares of Class A common stock and 20,000 shares of Series F preferred stock, which is currently convertible into 408,162 shares of Class A common stock, and (v) American Funds Insurance Series, High-Income Bond Fund, which owns 408,711 shares of Class A common stock and 6,350 shares of Series F preferred stock, which is currently convertible into 129,592 shares of Class A common stock. Capital Research and Management Company and the respective record holders may be deemed to have shared beneficial ownership of these shares. Each of the record holders is a mutual fund registered under the Investment Company Act of 1940.

(17)	Includes options to purchase an aggregate of 1,037,504 shares of our Class A common stock, which options may be exercised within 60 days of August 26, 2003.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      We have a policy requiring that any material transaction that we enter into with our officers, directors or principal stockholders and their affiliates be on terms no less favorable to us than reasonably could have been obtained in an arms’ length transaction with independent third parties. Any other matters involving potential conflicts of interests are to be resolved on a case-by-case basis. In addition, the terms of our various debt instruments limit the ability of us and of our subsidiaries to enter into transactions with our affiliates.

      DCCLP owns a 90% interest in a limited liability company that owns a multi-building office complex in Oklahoma City. We began occupying a portion of this complex as our corporate headquarters effective May 1, 2001. Our lease, which covers approximately 144,400 square feet of rentable space, is a 15-year, triple-net lease with an annual rental of $3.0 million. We use approximately 28,000 square feet of our leased space for one of our regional call centers and we sublease another approximately 15,900 square feet to four tenants, one of which is an affiliate of DCCLP.

      Our former subsidiary, Logix, provides various telecommunication services to us on a fee basis. Logix’s charges to us are comparable to charges for similar services provided by Logix to unrelated third parties. DCCLP is a principal shareholder of Logix. All of our directors, other than Mr. Hall, were also directors of Logix. Everett R. Dobson was Chairman of the Board of Directors and Stephen T. Dobson was Vice Chairman of the Board of Directors of Logix until they resigned in March 2002. Albert H. Pharis, Jr. was the chief executive officer of Logix from September 1999 to April 2001. Effective April 25, 2003, Everett R. Dobson became Chairman of the Board and a director, Stephen T. Dobson became Vice-chairman of the Board, a director and Chief Executive Officer, and Russell T. Dobson continues to be a director of Logix. On that date, Messrs. Jaschke and Pharis ceased to be directors of Logix. On February 28, 2002, Logix, and its subsidiary, Logix Communications Corporation, filed a voluntary petition in bankruptcy under Chapter 11 of the United States Bankruptcy Code. On April 25, 2003, the Chapter 11 plan of reorganization for Logix became effective.

      On February 8, 2001, we issued 200,000 shares of our Series AA Preferred Stock, par value $1.00 per share (“Series AA Preferred Stock”) to AT&T Wireless Services, Inc. for aggregate cash proceeds of $200 million dollars. The shares of Series AA Preferred Stock were issued pursuant to a certain Stock Purchase Agreement dated as of November 6, 2000, as amended on February 8, 2001. Each share of Series AA Preferred Stock is entitled to cumulative annual dividends of 5.96% on the liquidation preference of $1,000 per share, subject to certain adjustments. Effective December 24, 2002, we entered into a definitive Exchange Agreement with AT&T Wireless Services, Inc. to exchange certain wireless properties and other assets. The Exchange Agreement provides that we will transfer to AT&T Wireless the FCC cellular licenses and related assets in the Santa Cruz, California Metropolitan Service Area, or MSA (population approximately 255,600), and the California 4 Rural Service Area, or RSA (population approximately 386,900), and that AT&T Wireless will transfer to us the FCC cellular licenses and certain related assets in the Anchorage, Alaska MSA (population approximately 252,100) and Alaska RSA 2 (population approximately 168,300) markets. In addition, AT&T Wireless will transfer to us 200,000 shares (which are all of the outstanding shares) of our Series AA Preferred Stock that has a liquidation preference of $200.0 million, plus accrued but unpaid dividends. We subsequently cancelled the Series AA Preferred Stock and the Series A Preferred Stock into which the Series AA Preferred Stock was convertible.

      We determined the relative value of the cellular licenses and other assets to be transferred to AT&T Wireless and those to be received from AT&T Wireless based on our knowledge of the values of cellular licenses and related assets gained through our experience in the cellular industry. In addition, we obtained a financial analysis from an investment banking firm retained by with respect to the relative values of the cellular licenses and related and other assets to be exchanged under the Exchange Agreement. Consummation of the transaction is subject to certain closing conditions, including approval by the Federal Communications Commission.

      From time to time before 2002, we made advances to DCCLP, Everett R. Dobson and Dobson Ranch, LLC, an affiliate of Everett Dobson. At December 31, 2001, the outstanding balance due us from Dobson CC Limited Partnership was $93,088, from Everett R. Dobson was $324,989 and from Dobson Ranch LLC was $318,806. Prior to July 30, 2002, we made advances to Dobson CC Limited Partnership in the aggregate amount of $68,789; to Everett Dobson in the aggregate amount of $8,700, and to Dobson Ranch, LLC in the aggregate amount of $61,659. At December 31, 2002, the outstanding balance due us from Dobson CC Limited Partnership was $161,877; from Everett R. Dobson was $333,689; and from Dobson Ranch, LLC was $380,465. No advances to Everett R. Dobson, Dobson CC Limited Partnership or Dobson Ranch LLC were made after July 30, 2002. On May 19, 2003, the advances to Everett Dobson and Dobson Ranch, LLC were paid in full. The current balance due from DCCLP is approximately $60,000. Advances to Dobson CC Limited Partnership are unsecured, non-interest bearing, do not provide for any scheduled repayments and do not have a stated maturity date.

      In February 2000, one of our directors and certain of our executive officers exercised options previously granted to purchase shares of our old Class B and Class C common stock, which included options granted under our stock option plan. The shares purchased upon these exercises were equivalent to an aggregate of 731,826 shares of our Class A common stock. The weighted average exercise price for these shares was $1.71 per share of Class A common stock equivalent, or an aggregate exercise price of $1.3 million, of which approximately $1.1 million was paid by giving us promissory notes executed by the option holders. In addition, from time to time since February 2000, certain of our executive officers and directors have further exercised options to purchase shares of our Class A common stock and have paid all or a part of the exercise prices of the options by issuing their respective promissory notes. Further, from time to time until July 2002, we made cash advances to certain of our executive officers and directors. No such cash advances have been made since July 2002.

      On December 17, 2001, our Board of Directors approved our making loans to eleven of our employees, including four of our executive officers. The aggregate amount of the loans was $8.6 million and the portion attributable to our executive officers was an aggregate of $6.7 million, as follows:

Name	Amount

Douglas B. Stephens	$710,605
Bruce R. Knooihuizen	5,050,866
R. Thomas Morgan	597,808
Richard D. Sewell, Jr.	346,659

      The loans refinanced outstanding balances of advances made by us to our employees. The proceeds of these advances had been used for various purposes including, without limitation, payment of the exercise price of exercised stock options. In addition, these loans refinanced indebtedness which certain of these employees owed to a bank. The proceeds of the bank loans had been used primarily to satisfy income tax liability incurred by the borrowers as a result of option exercises. We did not advance any additional amounts to these persons at any time during 2002 or 2003. At July 31, 2003, only Mr. Sewell’s loan remained unpaid. The unpaid principal balance of the loan to Mr. Sewell was $346,659, plus accrued but unpaid interest. Mr. Sewell’s loan matures on December 16, 2003, bears interest at an annual rate of 2.48% payable at maturity, and is secured by shares of our common stock owned by him on December 17, 2001 that had been acquired through the exercise of stock options granted by us.

      On August 21, 2003, Messrs. Knooihuizen, Stephens and Morgan transferred to us shares of our class A common stock that had been pledged to secure their respective loans having a market value equal to the unpaid principal and interest due on these loans, and the loans to these officers, including accrued but unpaid interest, were paid in full.

By Order of the Board of Directors

STEPHEN T. DOBSON
Secretary

Oklahoma City, Oklahoma

September 5, 2003

APPENDIX A

CERTIFICATE OF AMENDMENT

of
CERTIFICATE OF INCORPORATION
of
DOBSON COMMUNICATIONS CORPORATION

Dobson Communications Corporation, an Oklahoma corporation (the “Corporation”),

DOES HEREBY CERTIFY:

      FIRST: That the Corporation’s Board of Directors, by the unanimous written consent of its members, filed with the minutes of the board, duly adopted resolutions setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable, and recommending that the stockholders of the Corporation approve the amendment.

      SECOND: Section 11.2 of the Corporation’s Amended and Restated Certificate of Incorporation is amended to read in its entirety as follows:

      11.2 Number of Directors. The number of directors which shall constitute the whole board shall be not less than three nor more than fifteen (plus such number of additional directors as the holders of Preferred Stock from time to time may be entitled to elect), and, except with respect to directors entitled to be elected by holders of Preferred Stock, shall be determined by resolution adopted by a vote of a majority of the entire board, or at an annual or special meeting of stockholders by the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the total combined voting power of the Common Stock entitled to vote generally in the election of directors voting together as a single class. The directors elected by the holders of Common Stock have been divided into three classes, which classes are designated as Class I, Class II and Class III, respectively. The directors whose terms expire in 2004 are designated as Class I directors; the directors whose terms expire in 2005 are designated as Class II directors, and the directors whose terms expire in 2006 are designated as Class III directors. At each annual meeting of stockholders, the successors to the class of directors whose terms expire at that time shall be designated as the same class of directors as their predecessors and, except as otherwise set forth in this Amended and Restated Certificate of Incorporation, shall be elected by the holders of Class A Common Stock and Class B Common Stock voting together as a single class to serve for a term of three years and until their successors shall be elected and shall qualify. In the event of any increase or decrease in the number of directors, the additional or eliminated directorships shall be so classified so that all classes of directors shall remain or become equal in number, as nearly as may be practicable. Each director shall hold office for the term for which he is elected or appointed and until his successor shall be elected and shall qualify, or until his death, or until he shall resign or be removed. The successors to the class of directors whose terms expire shall be elected as set forth herein at the annual meeting of stockholders; and those persons who receive the highest number of votes by the holders of the class or classes of Common Stock entitled to vote in the election of such directors shall be deemed to have been elected. No reduction in number shall have the effect of removing any director prior to the expiration of his term. The number of directors of the Corporation may, from time to time, be increased or decreased in such manner as may be provided in the Bylaws of the Corporation.

      THIRD: Section 11.3 of the Corporation’s Amended and Restated Certificate of Incorporation is amended to read in its entirety as follows:

      11.3 Election of Directors.

11.3.1 Written Ballot. Election of directors need not be by written ballot unless otherwise provided in the Bylaws.

11.3.2 Class A Directors. Immediately upon the filing of this Certificate of Amendment of Certificate of Incorporation with the Oklahoma Secretary of State, one Class II director and one Class III director shall each be designated by the Board as a “Director Designated by Class A Holders,”

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and, notwithstanding anything to the contrary set forth in Article V of this Certificate of Incorporation, the following shall apply:

(A) at each annual meeting of stockholders at which the term of a Director Designated by Class A Holders is scheduled to expire, beginning with the annual meeting of stockholders in 2005, the successor to the Director Designated by Class A Holders whose term is scheduled to expire at such meeting shall be designated as a “Director Designated by Class A Holders” and shall be elected by the holders of Class A Common Stock, voting as a separate class, to serve for a term of three years and until his or her successor shall be elected and shall qualify;

(B) in the event of a vacancy created by the death, resignation or removal of a Director Designated by Class A Holders, the remaining Director Designated by Class A Holders shall appoint an interim Director Designated by Class A Holders to serve until the next annual meeting of stockholders, at which time a new Director Designated by Class A Holders shall be elected by vote of the holders of Class A Common Stock, voting as a separate class, to serve for the remainder of the vacated term and until his or her successor shall be elected and shall qualify;

(C) in the event of vacancies at the same time of both of the positions of the Directors Designated by Class A Holders, the Board of Directors shall call and hold as soon as practicable a special meeting of stockholders at which time two new Directors Designated by Class A Holders will be elected by the holders of Class A Common Stock, voting as a separate class, to serve the remainder of the vacated terms and until his or her successor shall be elected and shall qualify; and

(D) at any time after the annual meeting of stockholders in 2006, the right of the holders of Class A Common Stock to elect the Directors Designated by Class A Holders and to fill any vacancy created by the death, resignation or removal of a Director Designated by Class A Holders shall terminate upon the occurrence of the later to occur of the following events: (i) the outstanding shares of Class B Common Stock represent less than 25% of the total combined voting power of the Corporation’s voting stock and (ii) the outstanding shares of Class A Common Stock and Class B Common Stock beneficially owned by the Dobson Family (as hereinafter defined), Dobson CC Limited Partnership, an Oklahoma limited partnership, and their respective affiliates (collectively, the “Dobson Group”), together with any person(s) with whom any such member of the Dobson Group has or enters into a voting or similar agreement or forms a “group” as used in Section 13(d) of the Securities Exchange Act of 1934, as amended, represent less than 25% of the total combined voting power of the Corporation’s voting stock for a period of 90 consecutive days.

      For purposes of this Section 11.3.2, the term “Dobson Family” means (i) each of Russell L. Dobson, Everett R. Dobson, Stephen T. Dobson, (ii) each such person’s spouse and (iii) any parent or grandparent and any lineal descendant (including any adopted child) of any parent or grandparent of such person or of his spouse.

      FOURTH: That, thereafter, the stockholders voted in favor of the amendment pursuant to written consent given in accordance with the provisions of Section 1073 of the Oklahoma General Corporation Act, and written notice has been given to those stockholders who have not consented in writing as provided for in Section 1073 of the Oklahoma General Corporation Act.

      FIFTH: That said amendment was duly adopted in accordance with the provisions of Section 1077 of the Oklahoma General Corporation Act.

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      IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its Vice President and attested to by its Assistant Secretary on August 18, 2003.

/s/ RONALD L. RIPLEY Ronald L. Ripley Vice President
Attest:

/s/ TRENT LEFORCE Trent LeForce Assistant Secretary

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